Filed pursuant to Rule 433

March 1, 2024

Relating to

Preliminary Prospectus Supplement dated February 26, 2024 to

Prospectus dated November 17, 2022

Registration Statement No. 333-268442

MetLife, Inc.

¥7,100,000,000 1.009% Senior Notes due 2029

¥23,100,000,000 1.415% Senior Notes due 2031

¥16,700,000,000 1.670% Senior Notes due 2034

¥11,200,000,000 1.953% Senior Notes due 2039

¥15,500,000,000 2.195% Senior Notes due 2044

¥23,500,000,000 2.390% Senior Notes due 2054

¥15,200,000,000 2.448% Senior Notes due 2059

Final Term Sheet

March 1, 2024

The information in this final term sheet relates to the offering of the securities specified herein and should be read together with the preliminary prospectus supplement dated February 26, 2024 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, and the accompanying prospectus dated November 17, 2022, filed pursuant to Rule 424(b) under the Securities Act of 1933 (Registration Statement File No. 333-268442). This final term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Capitalized terms used but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuer:	MetLife, Inc. (“Issuer”)

Securities:

1.009% Senior Notes due 2029 (the “2029 Notes”)

1.415% Senior Notes due 2031 (the “2031 Notes”)

1.670% Senior Notes due 2034 (the “2034 Notes”)

1.953% Senior Notes due 2039 (the “2039 Notes”)

2.195% Senior Notes due 2044 (the “2044 Notes”)

2.390% Senior Notes due 2054 (the “2054 Notes”)

2.448% Senior Notes due 2059 (the “2059 Notes” and, together with the 2029 Notes, the 2031 Notes, the 2034 Notes, the 2039 Notes, the 2044 Notes and the 2054 Notes, the “Notes”)

Anticipated Ratings (Outlook)*:	A3 (Stable) (Moody’s) A- (Stable) (S&P) A- (Stable) (Fitch)

Aggregate Principal Amount:

¥7,100,000,000 (2029 Notes)

¥23,100,000,000 (2031 Notes)

¥16,700,000,000 (2034 Notes)

¥11,200,000,000 (2039 Notes)

¥15,500,000,000 (2044 Notes)

¥23,500,000,000 (2054 Notes)

¥15,200,000,000 (2059 Notes)

Price to the Public:	100% of principal amount

Gross Underwriting Discount:	0.30% (2029 Notes) 0.40% (2031 Notes) 0.45% (2034 Notes) 0.55% (2039 Notes) 0.60% (2044 Notes) 0.70% (2054 Notes) 0.70% (2059 Notes)

Proceeds to Issuer Before Expenses:	¥111,685,650,000

Maturity Date:

March 7, 2029 (2029 Notes)

March 7, 2031 (2031 Notes)

March 7, 2034 (2034 Notes)

March 7, 2039 (2039 Notes)

March 7, 2044 (2044 Notes)

March 6, 2054 (2054 Notes) (short last coupon)

March 7, 2059 (2059 Notes)

Trade Date:	March 1, 2024

Settlement Date**:	March 7, 2024 (T+4 Tokyo business days)

Interest Payment Dates:	Semi-annually in arrears on March 7 and September 7 of each year

Coupon:	1.009% (2029 Notes) 1.415% (2031 Notes) 1.670% (2034 Notes) 1.953% (2039 Notes) 2.195% (2044 Notes) 2.390% (2054 Notes) 2.448% (2059 Notes)

Reference Rate:

0.509% (equivalent to 5-year Swap Mid Rate on Bloomberg “TFPR18”, rounded up to three decimal places) (2029 Notes)

0.665% (equivalent to 7-year Swap Mid Rate on Bloomberg “TFPR18”, rounded up to three decimal places) (2031 Notes)

0.870% (equivalent to 10-year Swap Mid Rate on Bloomberg “TFPR18”, rounded up to three decimal places) (2034 Notes)

1.143% (equivalent to 15-year Swap Mid Rate on Bloomberg “TFPR18”, rounded up to three decimal places) (2039 Notes)

1.345% (equivalent to 20-year Swap Mid Rate on Bloomberg “TFPR18”, rounded up to three decimal places) (2044 Notes)

1.490% (equivalent to 30-year Swap Mid Rate on Bloomberg “TFPR18”, rounded up to three decimal places) (2054 Notes)

1.498%(equivalent to 35-year Swap Mid Rate on Bloomberg “TFPR18”, rounded up to three decimal places) (2059 Notes)

Spread to Reference Rate:	+50 bps (2029 Notes) +75 bps (2031 Notes) +80 bps (2034 Notes) +81 bps (2039 Notes) +85 bps (2044 Notes) +90 bps (2054 Notes) +95 bps (2059 Notes)

Yield to Maturity:	1.009% (2029 Notes) 1.415% (2031 Notes) 1.670% (2034 Notes) 1.953% (2039 Notes) 2.195% (2044 Notes) 2.390% (2054 Notes) 2.448% (2059 Notes)

Denominations:	¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof

Ranking:	Senior Unsecured

Par Call Date:

December 7, 2028 (2029 Notes)

December 7, 2030 (2031 Notes)

September 7, 2033 (2034 Notes)

September 7, 2038 (2039 Notes)

September 7, 2043 (2044 Notes)

September 7, 2053 (2054 Notes)

September 7, 2058 (2059 Notes)

Day Count:	30/360

Business Day Convention:	Following, Unadjusted

Business Day Centers:	New York, London, Tokyo

Governing Law:	New York

CUSIP/ISIN/Common Code:

59156R CF3/XS2777598371/277759837 (2029 Notes)

59156R CG1/XS2777607206/277760720 (2031 Notes)

59156R CH9/XS2777608279/277760827 (2034 Notes)

59156R CJ5/XS2777609830/277760983 (2039 Notes)

59156R CK2/XS2777610846/277761084 (2044 Notes)

59156R CL0/XS2777611497/277761149 (2054 Notes)

59156R CM8/XS2777612206/277761220 (2059 Notes)

Settlement	Euroclear, Clearstream, Luxembourg

MiFID II / UK MiFIR Target Market (MiFID II / UK MiFIR Product Governance) and PRIIPs***:	Manufacturer target market is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document has been prepared as not available to retail in the European Economic Area or the United Kingdom.

Joint Book-Running Managers:	Mizuho Securities USA LLC Morgan Stanley & Co. International plc SMBC Nikko Securities America, Inc. Merrill Lynch International

Senior Co-Managers:	BNP Paribas Deutsche Bank Securities Inc. The Toronto-Dominion Bank

Co-Managers:	The Bank of Nova Scotia, Singapore Branch Société Générale U.S. Bancorp Investments, Inc.

Junior Co-Managers:	Guzman & Company Independence Point Securities LLC Multi-Bank Securities, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** We expect that delivery of the Notes will be made to investors on or about March 7, 2024, which is the fourth Tokyo business day following the date of this term sheet (such settlement being referred to as “T+4”). Under the EU Central Securities Depositories Regulation, trades in the secondary market are required to settle in two London business days, unless the parties to any such trade expressly agree otherwise. Also, under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two New York business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes earlier than the second London business day, or the second New York business day, before March 7, 2024 will be required, by virtue of the fact that the Notes initially will settle T+4, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement, and so should consult their own advisors.

***MiFID II product governance / Professional investors and ECPs only target market – Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU, as amended ( “MiFID II”); and (ii) all channels for distribution of these securities to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending these securities (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

UK MiFIR product governance / Professional investors and ECPs only target market – Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook, and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”) (“UK MiFIR”); and (ii) all channels for distribution of these securities to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending these securities (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distribution subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

The offering of each series of Notes is not conditioned on the completion of the offering of any other series of Notes. The Issuer may sell 2029 Notes, 2031 Notes, 2034 Notes, 2039 Notes, 2044 Notes, 2054 Notes or 2059 Notes, or any combination thereof.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Mizuho Securities USA LLC toll-free at +1 (866) 271-7403, Morgan Stanley & Co. International plc toll-free at +1 (866) 718-1649, SMBC Nikko Securities America, Inc. at +1 (888) 868-6856 or Merrill Lynch International at +1 (800) 294-1322.

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